Exhibit 5.1

GRIPPO & ELDEN LLC
227 West Monroe Street
Suite 3600
Chicago, Illinois 60606

312-704-7733
E-mail: mhafter@grippoelden.com

January 10, 2005

IMCOR Pharmaceutical Co.
6715 Lusk Boulevard
San Diego, CA 92121

Re:	IMCOR Pharmaceutical Co.
Registration Statement on Form SB-2

Gentlemen:

As counsel to IMCOR Pharmaceutical Co., a Nevada corporation (the “Company”), we are familiar with the corporate proceedings of the Company relating to, and have participated in the preparation and the filing by the Company of a Registration Statement No. 333-117907, on Form SB-2, as amended (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 46,653,461 shares of common stock of the Company, par value $.001 per share (the “Shares”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement relating to the offering of the Securities, as filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2004 under the Securities Act, (ii) the Articles of Incorporation of the Company as currently in effect; (iii) the By-Laws of the Company as currently in effect; and (iv) certain resolutions adopted by the Board of Directors of the Company relating to, among other things, the Shares covered by the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other agreements, documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we advise you that in our opinion:

A.    The Company is a corporation duly organized and validly existing under and by virtue of the laws of the State of Nevada and has adequate corporate powers to own and operate its property and to transact the business in which it is engaged.

B.    The Shares being registered for sale as described in the Registration Statement (as amended) are legally issued, fully paid and non-assessable; and Shares issuable upon exercise of Warrants will be legally issued, fully paid and non-assessable when issued and paid for in accordance with the terms of the Warrants.

We express no opinion as to matters of law in jurisdictions other than the State of Illinois, the federal law of the United States, and the corporate law of the State of Nevada.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Grippo & Elden LLC

Grippo & Elden LLC